As filed with the Securities and Exchange Commission on November 25, 2003

Registration No. 333-108664

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

To

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NPTEST HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3825	37-1469466
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification No.)	(I.R.S. Employer Identification Number)

150 Baytech Drive

San Jose, CA 95134

(Address, Including Zip Code of Registrant’s Principal Executive Offices)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

(800) 927-9800

(Name, Address and Telephone Number, Including Area Code of Agent For Service)

Copies to:

Alan F. Denenberg, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000	William H. Hinman, Jr., Esq. Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, CA 94304 (650) 251-5000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  ____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 5 is being filed solely for the purpose of refiling Exhibits 1.1 and 5.1. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement. All amounts are estimates, other than the registration fee and the NASD fee.

SEC Registration fee	$17,658
NASD filing fee	22,327
Nasdaq National Market listing fee	5,000
Accounting fees and expenses	850,000
Legal fees and expenses	900,000
Printing and engraving expenses	300,000
Transfer agent fees and expenses	50,000
Blue sky fees and expenses	30,000
Miscellaneous fees and expenses	25,015

Total	$2,200,000

Item 14.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to NPTest Holding Corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Article 8 of NPTest Holding Corporation’s Amended and Restated Certificate of Incorporation to be effective on closing of the offering provides that a director of NPTest Holding Corporation shall not be liable to NPTest Holding Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. In addition, Article 8 of NPTest Holding Corporation’s Amended and Restated Certificate of Incorporation provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of NPTest Holding Corporation or is or was serving at the request of NPTest Holding Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by NPTest Holding Corporation to the fullest extent permitted by Delaware law. The right to indemnification conferred in Article 8 also includes the right to be paid by NPTest Holding Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law.

Article 8 of NPTest Holding Corporation’s Amended and Restated Certificate of Incorporation to be effective on closing of the offering provides that NPTest Holding Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of NPTest Holding Corporation or is or was serving at the request of NPTest Holding Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not NPTest Holding Corporation would have the power to indemnify him against such liability under Delaware law.

We also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance. We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Item 15.    Recent Sales of Unregistered Securities

The Registrant has not issued and sold any unregistered securities other than:

(1) In June, 2003, the Registrant issued and sold 250 shares of common stock at par value to its sole parent, NPTest Holding, LLC, for aggregate consideration of $1.00.

(2) In July, 2003, the Registrant issued and sold 5,624,750 shares of common stock at a price per share of approximately $7.12 and 68,000 shares of preferred stock at a price per share of $1,000 to NPTest Holding, LLC, for aggregate consideration of $108,000,000.

(3) In July, 2003, NPTest Capital Corporation, a subsidiary of the Registrant, issued and sold 50,000 shares of preferred stock at a price per share of $1,000 to NPTest Holding, LLC, for aggregate consolidation of $50,000,000.

The sale of these shares was exempt from registration under the Securities Act pursuant to Section 4(2).

The Company intends to redeem $20.75 million of the mandatory, redeemable preferred stock issued by NPTest Capital Corporation with a portion of the net proceeds from the offering. The Company will exchange the remaining outstanding shares of the mandatory redeemable preferred stock of NPTest Capital Corporation held by NPTest Holding, LLC (including the additional amounts accreted from July 29, 2003 through the assumed closing date of the offering) immediately prior to the completion of the offering for shares of common stock in NPTest Holding Corporation at the initial offering price. The Company will exchange all of the outstanding shares of its convertible mandatory redeemable preferred stock immediately prior to completion of the offering for shares of common stock at $4.09216 per share, the conversion price of the convertible preferred stock.

Stock Options and Shares Issuable upon Exercise of Stock Options

We have issued, and plan to continue issuing from time to time, stock options pursuant to our 2003 Stock Incentive Plan. None of these stock options have been exercised, and none of the common stock issuable upon exercise of these options has been issued to date. The securities were issued in transactions exempt from the registration requirements of the Securities Act in reliance on Rule 701 of that Act. Our 2003 Stock Incentive Plan is a written compensatory benefit plan for the benefit of our employees and directors.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit	Description
1.1	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation of NPTest Holding Corporation.**

3.2	Form of Amended and Restated Certificate of Incorporation of NPTest Holding Corporation to be effective upon closing of the offering.**

3.3	Bylaws of NPTest Holding Corporation.**

3.4	Form of Bylaws of NPTest Holding Corporation to be effective upon closing of the offering.**

4.1	Specimen Stock Certificate.**

5.1	Opinion of Davis Polk & Wardwell.

10.1	Stock Purchase and Sale Agreement dated June 24, 2003, by and among Schlumberger Technology Corporation, Schlumberger Technologies, Inc., Schlumberger B.V., NPTest Holding Corporation and NPTest Acquisition Corporation (the “Stock Purchase Agreement”).**

10.2	Amendment No. 1 to the Stock Purchase Agreement dated July 29, 2003.**

10.3	Advisory Agreement dated July 29 , 2003 by and among NPTest Holding Corporation, NPTest Acquisition Corporation and Francisco Partners GP, LLC.**

10.4	Employment Agreement dated July 29, 2003 by and between NPTest Holding Corporation and Ashok Belani.**

10.5	Employment Agreement dated July 29, 2003 by and between NPTest Holding Corporation and Jean-Luc Pelissier.**

10.6	Employment Agreement dated July 29, 2003 by and between NPTest Holding Corporation and Jack Sexton.**

10.7	Form of 2003 Stock Incentive Plan.**

10.8	Form of Stock Option Agreement.**

10.9	Form of Indemnification Agreement between NPTest Holding Corporation and each of its directors and executive officers.**

10.10	Form of Stockholder’s Agreement.**

10.11	Form of Amendment No. 1 to the Advisory Agreement filed as Exhibit 10.3 hereto be effective from closing of the offering.**

10.12	Employment Agreement dated September 22, 2003 by and between NPTest Holding Corporation and David Mullin.**

21.1	Subsidiaries of NPTest Holding Corporation.**

23.1	Consent of PricewaterhouseCoopers LLP, independent auditors, relating to the financial statements of NPTest Holding Corporation.**

23.2	Consent of PricewaterhouseCoopers LLP, independent auditors, relating to the financial statements of NPTest, Inc.**

23.3	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).**

*	To be filed by subsequent amendment.
**	Previously filed.

Item 17.    Undertakings

(a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 14 — Indemnification of Directors and Officers” above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 25, 2003.

NPTEST HOLDING CORPORATION

By:	/S/ ASHOK BELANI
Name:	Ashok Belani
Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ ASHOK BELANI Ashok Belani	President, Chief Executive Officer and Director	November 25, 2003

* David Mullin	Chief Financial Officer	November 25, 2003

* Jack Sexton	Controller and Chief Accounting Officer	November 25, 2003

* Dipanjan Deb	Director	November 25, 2003

* Benjamin Ball	Director	November 25, 2003

* Ajay Shah	Director	November 25, 2003

* John Sullivan	Director	November 25, 2003

*By:	/S/ ASHOK BELANI
Ashok Belani Attorney-in-fact

EXHIBIT INDEX

Exhibit	Description
1.1	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation of NPTest Holding Corporation.**

3.2	Form of Amended and Restated Certificate of Incorporation of NPTest Holding Corporation to be effective upon closing of the offering.**

3.3	Bylaws of NPTest Holding Corporation.**

3.4	Form of Bylaws of NPTest Holding Corporation to be effective upon closing of the offering.**

4.1	Specimen Stock Certificate.**

5.1	Opinion of Davis Polk & Wardwell.

10.1	Stock Purchase and Sale Agreement dated June 24, 2003, by and among Schlumberger Technology Corporation, Schlumberger Technologies, Inc., Schlumberger B.V., NPTest Holding Corporation and NPTest Acquisition Corporation (the “Stock Purchase Agreement”).**

10.2	Amendment No. 1 to the Stock Purchase Agreement dated July 29, 2003.**

10.3	Advisory Agreement dated July 29, 2003 by and among NPTest Holding Corporation, NPTest Acquisition Corporation and Francisco Partners GP, LLC.**

10.4	Employment Agreement dated July 29, 2003 by and between NPTest Holding Corporation and Ashok Belani.**

10.5	Employment Agreement dated July 29, 2003 by and between NPTest Holding Corporation and Jean-Luc Pelissier.**

10.6	Employment Agreement dated July 29, 2003 by and between NPTest Holding Corporation and Jack Sexton.**

10.7	Form of 2003 Stock Incentive Plan.**

10.8	Form of Stock Option Agreement.**

10.9	Form of Indemnification Agreement between NPTest Holding Corporation and each of its directors and executive officers.**

10.10	Form of Stockholder’s Agreement.**

10.11	Form of Amendment No. 1 to the Advisory Agreement filed as Exhibit 10.3 hereto to be effective upon closing of the offering.**

10.12	Employment Agreement dated September 22, 2003 by and between NPTest Holding Corporation and David Mullin.**

21.1	Subsidiaries of NPTest Holding Corporation.**

23.1	Consent of PricewaterhouseCoopers LLP, independent auditors, relating to the financial statements of NPTest Holding Corporation.**

23.2	Consent of PricewaterhouseCoopers LLP, independent auditors, relating to the financial statements of NPTest, Inc.**

23.3	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).**

*	To be filed by amendment.
**	Previously filed.